Exhibit 10.5
Summary of Compensation Arrangement with the Non-Executive Chairman of the Board of Directors
(As of February 2009)
The following summarizes, as of February 2009, the cash compensation and benefits to be received by Manny A. Fernandez, the Company’s Non-Executive Chairman elect of the Board of Directors (the “Chairman”) effective June 28, 2009. It is a summary of an existing oral, at will, arrangement, and does not provide any additional rights.
Retainer Fees
The Company will pay the Chairman an annual fee of $250,000 in cash for his or her role as Chairman (the “Chairman’s Retainer”). Additionally, the Chairman will receive all other fees paid to non-employee directors, which include annual retainer fees of $85,000 per year for committee chairpersons and $70,000 per year for all other non-employee directors.
Non-employee directors, including the Chairman, also receive the following fees for attendance at meetings:
•	For committee meetings held in conjunction with regular Board meetings, committee chairmen who attend in person (or who participate by telephone because of illness or the inability to travel) will receive $1,750 and committee members who attend in person (or who participate by telephone because of illness or the inability to travel) will receive $1,500;

•	For special committee meetings (not held in conjunction with regular Board meetings), committee chairmen who attend in person or who participate by telephone will receive $1,750 and committee members who attend in person or who participate by telephone will receive $1,500; and

•	For special Board meetings, all non-employee directors who attend in person or who participate by telephone will receive $1,500.
The Chairman, as with all non-employee directors, is entitled to receive reimbursements of expenses for all services as a director, including committee participation or special assignments.
Directors Deferred Compensation Plan
The Chairman may defer all or a portion of his or her annual retainer, including the Chairman’s Retainer, and meeting attendance fees under the Directors Deferred Compensation Plan. All non-employee directors are eligible to participate in this plan and they may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield, with respect to amounts deferred. Such deferred amounts will be credited with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.
Non-Employee Directors Stock Plan
The 2005 Non-Employee Directors Stock Plan provides for grants of stock options, restricted stock and elected shares in lieu of a portion of the annual retainer.
Options. Under the Plan, the Chairman, as with all non-employee directors, is eligible to receive stock options at the discretion of the Board. The size of individual grants and vesting terms will be set by the Board at the time of grant.
Elected Shares. The Plan also permits each non-employee director to elect to receive up to one-half of his or her annual retainer in Common Stock, in which case the Company will provide a matching grant of 50% of the number of shares received as a portion of the retainer. The portion of the annual fee represented by the Chairman’s Retainer is not eligible for the election and matching grant described in this paragraph.
Restricted Stock. Under the Plan, the Board is authorized to issue restricted stock to non-employee directors, including the Chairman, on terms set forth in the Plan.
The Directors Deferred Compensation Plan and Non-Employee Directors Stock Plan, as amended, have been filed as exhibits to the Company’s Exchange Act filings. Additional information regarding these plans is also included in the Company’s 2008 Proxy Statement.